Exhibit 3.3

HOSPITALITY INVESTORS TRUST, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Hospitality Investors Trust, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 5.9(ii)(h) of Article V of the charter of the Corporation (the “Charter”), has decreased the Aggregate Share Ownership Limit (as defined in the Charter) to 4.9% in value of the aggregate of the outstanding shares of Capital Stock (as defined in the Charter) and not more than 4.9% (in value or in number of shares, whichever is more restrictive), of any class or series of shares of Capital Stock. The preceding decreased Aggregate Share Ownership Limit will not be effective for any Person (as defined in the Charter) whose percentage ownership of Capital Stock is in excess of such decreased Aggregate Share Ownership Limit at the time of this notice until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Share Ownership Limit, but any further acquisition of Capital Stock in excess of the decreased Aggregate Share Ownership Limit will be in violation of the Aggregate Share Ownership Limit. The decrease of the Aggregate Share Ownership Limit does not affect the Board’s ability to (prospectively or retroactively) exempt any Person from the Aggregate Share Ownership Limit pursuant to Section 5.9(ii)(g) of Article V of the Charter, to increase the Aggregate Share Ownership Limit for one (1) or more Persons pursuant to Section 5.9(ii)(h) of Article V of the Charter or to otherwise take any other action permitted to be taken by the Board in the Charter.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page below]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Treasurer and Secretary on this 31st day of March, 2017.

ATTEST:	HOSPITALITY INVESTORS TRUST, INC.

/s/ Edward T. Hoganson	By:	/s/ Jonathan P. Mehlman	(SEAL)
Name: Edward T. Hoganson	Name:	Jonathan P. Mehlman
Title: Chief Financial Officer, Treasurer and Secretary	Title:	President and Chief Executive Officer

[Signature Page to Notice of Decrease of Aggregate Share Ownership Limit]